EXHIBIT 99.1

RELEASE

KNOW  ALL  MEN  BY  THESE  PRESENTS  that  each  of  Mordechay  David  (David)  and  Green Innovations  Ltd.,  a  Nevada  corporation  (Green  Innovations),  for  good  and  valuable  consideration, including but not limited to the consummation of a share exchange agreement between Green Hygienics Inc. (Florida) and Green Innovations, the receipt and sufficiency of which consideration is hereby acknowledged, agrees as follows:

1.          Each of the parties hereto hereby remises, releases and forever discharges the other and its respective assigns, employees and servants, and, where applicable, the executors, administrators, successors and assigns from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, claims, demands and obligations whatsoever, at law or in equity, which he or it may have had or now have or which his or its assigns, receivers, receiver-managers, trustees, affiliates, and, where applicable, the heirs, executors, administrators,  successors and assigns of his hereafter can, shall or may have existing up to the present time by reason of any matter cause or thing whatsoever relating to or arising out of the relationship between the parties relating to, arising out of or in connection with any and all dealings between the parties to the date hereof.

2.          Notwithstanding  the above provision and for greater clarification, this Release does not apply to any claims that may arise after the date of this Release.

3.          It is understood and agreed that each of the parties hereto shall not commence or continue any claims or proceedings against anyone in respect of anything hereby released which may result in a claim or proceedings against the other.  If any such claim or proceeding results in any claim or proceeding against  a  party  hereto,  then  the  party  bringing  such  claim  or  proceeding  shall  indemnify  and  save harmless the other party from all resulting liabilities, obligations and costs.

4.          Each of the parties hererto hereby represents that he or it has not assigned any right of action released hereby to any other firm, corporation or person.

5.          Each of the parties hereto acknowledges  that he or it has read this document and fully understands the terms of this Release, and acknowledges that this Release has been executed voluntarily after either receiving independent legal advice or having been advised to obtain independent legal advice..

6.          This Release is governed by the laws of Nevada, and the parties attorn to the jurisdiction of the Courts of Nevada with regard to any dispute arising out of this Release.

7.          Execution and delivery of this document by fax or other means electronic transmission shall constitute effective execution and delivery.

DATED for reference this 10th day of October, 2012.

/s/ Mordechay David
Mordechay David

GREEN INNOVATIONS LTD., a Nevada corporation

By: _____________________________

Name:  Bruce Harmon

Title: President